Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet at June 30, 2010 and the unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2010, and for the year ended March 31, 2010 presented herein are based on the historical financial statements of Sonic and DivX after giving effect to Sonic’s acquisition of DivX and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Except for certain reclassifications, which are also described in the accompanying notes to these unaudited pro forma condensed combined financial statements, there were no adjustments to conform DivX’s accounting policies to Sonic’s accounting policies because such adjustments were considered immaterial for the respective periods presented.

The unaudited condensed combined pro forma balance sheet data assume that the merger took place on June 30, 2010 and combine Sonic’s consolidated balance sheet as of June 30, 2010 with DivX’s consolidated balance sheet as of June 30, 2010.

The unaudited pro forma condensed combined statement of operations data for the three months ended June 30, 2010 combine the historical unaudited consolidated statement of operations of Sonic for the three months ended June 30, 2010 with the unaudited consolidated statement of operations of DivX for the three months ended June 30, 2010. The unaudited pro forma condensed combined statement of operations data for the three months ended June 30, 2010 give effect to the merger as if it occurred on April 1, 2009.

The unaudited pro forma condensed combined statement of operations data for the year ended March 31, 2010 combine the historical consolidated statement of operations of Sonic for the year ended March 31, 2010 with the unaudited consolidated statement of operations of DivX for the twelve months ended March 31, 2010. The unaudited pro forma condensed combined statement of operations data for the fiscal year ended March 31, 2010 give effect to the merger as if it occurred on April 1, 2009. DivX’s historical results of operations were derived by taking the historical results of operations of DivX for the year ended December 31, 2009, subtracting DivX’s results of operations for the three months ended March 31, 2009 and adding DivX’s results of operations for the three months ended March 31, 2010.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the merger. In addition, as explained in more detail in the notes to the unaudited pro forma condensed combined financial statements, the acquisition date fair values of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment to reflect, among other things, the actual closing date, and may vary significantly from the actual amounts that will be recorded upon completion of the acquisition method accounting.

The detailed valuation analysed to determine the fair values of DivX’s assets to be acquired and liabilities to be assumed was performed as of October 7, 2010. The unaudited pro forma condensed combined financial statements included herein are presented as of and for the periods ended March 31, 2010 and June 30, 2010, according they include an estimated allocation of the purchase price. The unaudited pro forma condensed combined financial statements and related accompanying notes should be read in conjunction with the historical consolidated financial statements for Sonic and DivX included in their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the SEC and incorporated by reference into the Current Report on Form 8-K to which these Unaudited Pro Forma Condensed Combined Financial Statements are an exhibit.

SONIC SOLUTIONS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2010
	Historical		Pro Forma Adjustments			Pro Forma
	Sonic	DivX	(Note 5)			Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$54,861	$29,355	$(26,257)	(A	)	$57,959
Short-term investments	—	113,892	(100,078)	(A	)	13,814
Accounts receivable, net of allowances	11,900	3,199	44,628	(B	)	59,727
Inventory	2,225	—	—			2,225
Prepaid expenses and other current assets	3,271	9,626	1,504	(C,I	)	14,401
Deferred tax assets	119	1,025	(1,025)	(O	)	119

Total current assets	72,376	157,097	(81,228)			148,245
Fixed assets, net	1,590	1,705	(220)	(D	)	3,075
Long-term investments	—	3,019	(263)	(E	)	2,756
Long-term receivables	—	—	10,210	(B	)	10,210
Purchased and internally developed software costs, net	159	—	—			159
Goodwill	4,628	17,153	59,032	(F	)	80,813
Acquired intangibles, net	16,671	11,394	77,906	(G	)	105,971
Deferred tax assets, net	124	13,014	(13,014)	(O	)	124
Other assets	1,308	6,457	2,193	(C,H	)	9,958

Total assets	$96,856	$209,839	$54,616			$361,311

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,177	$1,324	$—			$5,501
Accrued expenses and other current liabilities	20,238	10,297	31,398	(I,J,K,O,P	)	61,933
Deferred revenue	7,609	4,600	(3,742)	(L	)	8,467
Capital lease	120	—	—			120

Total current liabilities	32,144	16,221	27,656			76,021
Other long-term liabilities, net of current portion	1,887	5,114	7,330	(I,K,M,O	)	14,331
Deferred revenue, net of current portion	169	911	(757)	(L	)	323
Capital lease, net of current portion	6	—	—			6

Total liabilities	34,206	22,246	34,229			90,681

Total shareholders’ equity	62,650	187,593	20,387	(N,P	)	270,630

Total liabilities and shareholders’ equity	$96,856	$209,839	$54,616			$361,311

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SONIC SOLUTIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Three Months Ended June 30, 2010
	Historical		Pro forma Adjustments			Pro Forma
	Sonic	DivX	(Note 5)			Combined
	(in thousands, except per share amounts)
Net revenue	$25,400	$19,565	$(69)	(Q	)	$44,896
Cost of revenue	7,673	2,398	3,526	(G,Q	)	13,597

Gross profit	17,727	17,167	(3,595)			31,299

Operating expenses:
Marketing and sales	7,102	7,629	(426)	(R	)	14,305
Research and development	5,933	6,868	(341)	(R	)	12,460
General and administrative	4,680	5,311	(1,227)	(G,R	)	8,764
Acquisition costs	1,618	1,182	(2,800)	(S	)	—

Total operating expenses	19,333	20,990	(4,794)			35,529

Operating income (loss)	(1,606)	(3,823)	1,199			(4,230)
Interest income (expense), net	(26)	385	—			359
Other income (expense)	(212)	71	—			(141)

Income (loss) before income taxes	(1,844)	(3,367)	1,199			(4,012)
Provision (benefit) for income taxes	(776)	(546)	471	(T	)	(851)

Net income (loss)	$(1,068)	$(2,821)	$728			$(3,161)

Net income (loss) per share:
Basic	$(0.03)	$(0.09)				$(0.07)
Diluted	$(0.03)	$(0.09)				$(0.07)
Shares used in computing net income (loss) per share:
Basic	30,686	33,010				47,654
Diluted	30,686	33,010				47,654

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SONIC SOLUTIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Twelve Months Ended March 31, 2010
	Historical		Pro forma Adjustments			Pro Forma
	Sonic	DivX	(Note 5)			Combined
	(in thousands, except per share amounts)
Net revenue	$104,345	$75,184	$(361)	(Q	)	$179,168
Cost of revenue	31,856	9,465	11,356	(G,Q	)	52,677

Gross profit	72,489	65,719	(11,717)			126,491

Operating expenses:
Marketing and sales	29,975	26,962	(905)	(R	)	56,032
Research and development	24,696	22,597	(736)	(R	)	46,557
General and administrative	17,669	22,364	(3,669)	(G,R	)	36,364
Litigation settlement gain	—	(9,500)	—			(9,500)
Restructuring	513	—	—			513

Total operating expenses	72,853	62,423	(5,310)			129,966

Operating income (loss)	(364)	3,296	(6,407)			(3,475)
Interest income (expense), net	(71)	1,453	—			1,382
Other income (expense)	(319)	578	—			259

Income (loss) before income taxes	(754)	5,327	(6,407)			(1,834)
Provision (benefit) for income taxes	459	2,508	(2,515)	(T	)	452

Net income (loss)	$(1,213)	$2,819	$(3,892)			$(2,286)

Net income (loss) per share:
Basic	$(0.04)	$0.09				$(0.05)
Diluted	$(0.04)	$0.09				$(0.05)
Shares used in computing net income (loss) per share:
Basic	27,792	32,717				44,608
Diluted	27,792	33,065				44,608

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Unaudited Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 and the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2010 and for the fiscal year ended March 31, 2010 are based on the historical consolidated financial statements of Sonic and DivX.

Sonic accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). Sonic allocates the purchase price of an acquired company to the net assets acquired and liabilities assumed based upon their estimated fair values. Sonic has made significant assumptions and estimates in determining the unaudited allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates and assumptions are subject to change during the purchase price allocation period as Sonic finalizes the valuations of the net assets and liabilities. These changes could result in material variances between Sonic’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of Sonic’s consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented. Additionally, they should not be taken as a representation of Sonic’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings, including restructuring costs, that may be achieved with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Sonic’s and DivX’s historical consolidated financial statements and accompanying notes included in each company’s respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

Accounting Periods Presented

DivX’s historical year ended on December 31 and, for purposes of these unaudited pro forma condensed combined financial statements, its historical results have been aligned to more closely conform to Sonic’s March 31 year end.

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 is presented as if the merger between Sonic and DivX had occurred on June 30, 2010, and combines the historical balance sheets of Sonic and DivX as of June 30, 2010.

The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2010 is presented as if the merger between Sonic and DivX had occurred on April 1, 2009 and combines the historical unaudited consolidated statement of operations of Sonic for the three months ended June 30, 2010 with the unaudited consolidated statement of operations of DivX for the three months ended June 30, 2010.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2010 is presented as if the merger between Sonic and DivX had occurred on April 1, 2009, and combines Sonic’s historical statement of operations for the fiscal year ended March 31, 2010 with DivX’s historical unaudited statement of operations. DivX’s historical results of operations were derived by taking the historical results of operations of DivX for the year ended December 31, 2009, subtracting DivX’s results of operations for the three months ended March 31, 2009 and adding DivX’s results of operations for the three months ended March 31, 2010.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

Fair Value Estimate of Stock Awards Assumed

As of October 7, 2010, DivX had approximately 2.9 million in-the-money stock awards outstanding. In accordance with the merger agreement, the conversion ratio of the number of shares to be issued for each stock award assumed was based upon a conversion ratio of 0.8546, which was calculated as the Exchange Ratio of 0.514 plus the quotient obtained by dividing the per share merger cash consideration of $3.75, by $11.01, the October 6, 2010 closing price per share of Sonic common stock, as reported on the Nasdaq Global Market.

The share exercise price of each in-the-money DivX stock option was determined by multiplying the exercise price per share of DivX common stock of each such option by the conversion ratio of 0.8546, rounded up to the nearest whole cent.

The fair values of stock awards assumed were determined using a Black-Scholes-Merton valuation model with the following assumptions: market stock price of $11.48, the October 7, 2010 closing price per share of Sonic common stock, weighted average expected life of between 1.5 and 5.0 years, weighted average risk-free interest rate of between 0.54% and 1.1%, expected volatility of 86.69% and no dividend yield. The fair values of assumed unvested DivX stock awards will be recorded as operating expenses on a straight-line basis over the remaining service periods, while the fair values of assumed vested options are included in the total purchase price.

2. Exclusion of Integration and Merger Related Costs from Unaudited Pro Forma Condensed Combined Statements of Operations

In accordance with ASC Topic 805-10-25, integration and merger costs are required to be expensed as incurred. As of June 30, 2010 both Sonic and DivX expect to incur substantial additional integration and merger related costs. These expenses are expected to include professional fees for financial and legal advisors of both Sonic and DivX. Sonic’s costs are estimated to be approximately $3.4 million, a majority of which is expected to be expensed as of the day the acquisition closed or shortly thereafter. DivX’s costs are estimated at $5.3 million, all of which are expected to be incurred prior to the acquisition with the majority expected to be expensed as of the day the acquisition closes or shortly thereafter. Additional costs, including those not currently contemplated, may be incurred by both Sonic and DivX.

These merger and integration costs relate directly to the transaction; however, although they are material, they are nonrecurring, and are therefore are not included in the unaudited pro forma condensed combined statement of operations presented herein. As discussed in Note 5(P), the liabilities relating to these expenses are included in the pro forma condensed combined balance sheet as of June 30, 2010.

3. Purchase Price

The purchase price of DivX, as presented below, is subject to change, as Sonic finalizes the DivX purchase accounting.

As more fully described in the terms of the merger agreement, each share of DivX common stock issued and outstanding immediately prior to the effective date of the First Merger was converted into the right to receive 0.514 shares of Sonic Solutions common stock and $3.75 in cash.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

The following table presents the total purchase price for accounting purposes based on Sonic’s common stock price of $11.48 at October 7, 2010 and 33,689,190 outstanding DivX shares at October 7, 2010 (in thousands, except share and per share amounts):

Cash consideration to be paid to 33.7 million shares of outstanding common stock of DivX at $3.75 per share	$126,334
Equivalent value of Sonic common stock to be exchanged for the 33.7 million shares of outstanding common stock of DivX at an exchange ratio of 0.514 per share	198,791
Fair value of vested DivX stock awards assumed	5,120
Fair value of shares issued for the conversion of stock options for non-continuing employee	5,294
Fair value of DivX warrants assumed	514
Fair value of contingent milestone consideration	1,581
Payment of cash portion due upon the conversion of stock options for non-continuing employees	3,454
Payment of payroll taxes related to the release of restricted stock units for non-continuing employees	1,021
Payment for the extension of director and officer’s insurance	745
Payment of change-in-control and severance benefits based on DivX severance plan	13,215

Total purchase price	$356,069

4. Estimated Purchase Price Allocation

The estimated pro forma condensed combined financial statements presented, including the allocation of the purchase price, is based on estimates of the fair values of assets acquired and liabilities assumed and is based on the net book value of DivX’s tangible assets and liabilities as of October 7, 2010. The estimates are based on available information, certain assumptions, and valuation estimates which may change upon finalization of the fair values of assets acquired and liabilities assumed.

The following table presents the purchase price allocation as of October 7, 2010 (in thousands):

Cash and cash equivalents	$29,355
Investments	113,892
Accounts receivable	58,037
Prepaid and other current assets	11,130
Fixed assets	1,485
Acquired intangible assets	89,300
Goodwill	76,185
Other assets	11,406
Accounts payable and other accrued liabilities	(21,240)
Deferred revenue	(1,012)
Other long-term liabilities	(12,469)

Total estimated purchase price allocation	$356,069

Intangible Assets

In performing the purchase price allocation, the fair value of certain significant intangibles, developed technology, customer relationships and trademarks, was calculated primarily using an income approach. The rates utilized to discount net cash flows to their present values were based on a weighted average cost of capital of 17-19%. The discount rates were determined after consideration of the overall enterprise rate of return, the relative risk, and relative importance of the asset to the generation of the cash flows.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

The following table sets forth the components of intangible assets associated with the DivX acquisition (in thousands):

	Fair Value	Useful Life
Developed technology	$57,600	8.25-9.25 years
Customer relationships	17,000	5.25-10.25 years
Trademarks and other	14,700	7.25 years

Total intangible assets	$89,300

Developed technology is comprised of products that have reached technological feasibility and are a part of DivX’s product lines. Proprietary knowledge can be leveraged to continue to enhance and add new features. Customer relationships represent the underlying relationships and agreements with DivX’s customers. Trademarks represent the brand and name recognition associated with the marketing of DivX’s products and services.

Accounts Receivable

The purchase price allocation includes estimated accounts receivable of $58.0 million. Of this amount, $54.8 million is attributable to an adjustment to record the fair value of assumed contractual payments due to DivX for which no additional obligations exists in order to receive such payments. These contractual payments are for fixed multi-year site licenses, guaranteed minimum-royalty licenses, and unbilled per-unit royalties for unit shipped prior to the acquisition.

DivX’s revenue was primarily derived from royalties paid by licensees to acquire intellectual property rights. Revenue in such transactions was recognized during the period in which such customers reported the number of royalty-eligible units that they have shipped (in accordance with ASC Topic 605 “Revenue Recognition”). As the first royalty report received from customers post-acquisition will be for shipments made prior to the acquisition, these amounts will not meet the requirements for Sonic to recognize the revenue. However, the cash payment associated with these reports will be received by Sonic.

In certain multi-year site licenses and guaranteed minimum-royalty licenses, DivX entered into extended payment programs. Revenue related to such extended payment programs were recognized at the earlier of when cash was received or when periodic payments became due, (in accordance with ASC Topic 605). The payment terms extend over the term of the multi-year license, the remaining contractual payments that exist at the acquisition date will be received by Sonic. As Sonic assumed no additional obligations under such contracts, these payments are considered a fixed payment stream, rather than revenue. This fixed payment stream is accounted for as an element of accounts receivable and included as part of the purchase accounting.

The fair value of the remaining contractual payment due under the applicable contracts is estimated by calculating the discounted cash flows associated with such future billings. Although, Sonic will not recognize revenue as it collects the corresponding site license payments under these pre-acquisition contracts, Sonic will recognize interest income on the discounted rate of the fair valued receivable. The reduction in future revenues related directly to the transaction; however, because they are material and nonrecurring, are not reflected in the unaudited pro forma condensed combined statement of operations presented herein.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

As of October 7, 2010, license payments excluded from future years’ revenue, along with the interest income to be recognized associated with the fixed contractual payments, are set forth in the table below (in thousands):

Fiscal Year Ending March 31,	Future License Payments to be Excluded from Revenue	Interest Income to be Recognized from Fixed Contractual Payments
2011 (remaining)	$38,050	$936
2012	18,207	1,197
2013	777	95
2014	20	4
2015	20	4

	$57,074	$2,236

Deferred Revenue

The estimated fair value of DivX deferred revenue assumed by Sonic as of October 7, 2010 totaled $1.0 million, and was determined using a cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligations plus an appropriate fulfillment margin.

5. Pro Forma Financial Statement Adjustments

The following adjustments are included in the unaudited pro forma condensed combined financial statements:

(A)	To record the cash portion of the aggregate purchase price of $126.3 million (See Note 3).

(B)
To record $54.8 million fair value adjustment to accounts receivable, attributable to fixed multi-year site licenses, guaranteed minimum-royalty licenses, and unbilled per-unit royalties for units shipped prior to the acquisition (See Note 4).

(C)
To record the difference between the fair values and the historical carrying amounts related to the contractual right to distribute content in the DivX format.  This included a reduction of $1.3 million in prepaid expense and $2.8 million in other assets.

(D)	To record the difference between the fair values and the historical carrying amounts of the fixed assets acquired.

(E)
To record the difference between the fair values and the historical carrying amounts of auction rates securities acquired.  Fair value was based on quoted market prices for identical or similar assets or liabilities in an inactive market.

(F)	To eliminate DivX’s historical goodwill of $17.2 million and to record the estimate of goodwill from Sonic’s acquisition of DivX of $76.2 million.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

(G)
To record the difference between the historical values and estimated fair values of DivX’s intangible assets acquired and the associated pre-tax amortization expenses. The calculations associated with this adjustment are set forth in the table below (in thousands):

	DivX Historical Amounts, Net	Estimated Fair Values	Increase	Three Month Amortization Based Upon Estimated Fair Values	Annual Amortization Based Upon Estimated Fair Values
Developed technology	$5,555	$57,600	$52,045	$2,366	$7,559
Customer relationships	517	17,000	16,483	669	2,221
In-process research and development	4,345	—	(4,345)	—	—
Trademarks and other	977	14,700	13,723	610	1,973

Total intangible assets	$11,394	$89,300	$77,906	$3,645	$11,753

Total DivX historical amortization of intangible assets				475	2,178

Total increase in amortization of intangible assets				$3,170	$9,575

The $0.5 million and $2.2 million of DivX historical amortization of intangibles noted in the above table are presented as an adjustment to general and administrative operating expenses in the unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2010 and for fiscal year ended March 31, 2010, respectively.  The $3.7 million and $11.8 million of amortization related to the estimated fair values of intangibles noted in the above table are presented as an adjustment to cost of revenue, to conform to Sonic’s presentation, in the unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2010 and for the fiscal year ended March 31, 2010, respectively.

(H)
To record a decrease of $0.3 million between the fair value and the historical carrying amounts of a privately held investment.  Fair value was based on unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset developed based on the best information available in the circumstances.

(I)
To record the fair value of assumed contractual obligations.  This included an increase of $2.8 million in current liabilities and $5.3 million in other long term liabilities to record the discounted cash payments due under the various agreements.  Corresponding assets were established through an increase of $2.8 million in prepaid expense and $5.3 million in other assets.

(J)	To record purchase price consideration liability payments (in thousands):

Payment of cash portion due upon the conversion of stock options for non-continuing employees	$3,455
Payment of payroll taxes related to the release of restricted stock unit for non-continuing employees	1,021
Payment for the extension of director and officer’s insurance	745
Payment of change-in-control and severance benefits based on DivX severance plan	13,215
Total	$18,436

(K)
To record an increase of $1.6 million in the fair value of the contingent milestone consideration in connection with DivX’s acquisition of AnySource Media in August 2009, as a result of a change-in-control provision. The change-in-control provision also provided for $2.1 million in long-term liabilities to become due and payable; thus these amounts were reclassified to current liabilities.

(L)
To record the difference between the fair values and the historical carrying amounts of DivX deferred revenues. The fair values represent amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed.

(M)	To eliminate $0.5 million in deferred rent and record $1.2 million related to the fair value of unfavorable market terms associated with a building lease.

(N)	To record the following adjustments to shareholders’ equity (in thousands):

To record the portion of the aggregate purchase price expected to be paid in the form of Sonic common stock	$204,085
To record the estimated fair values of vested DivX stock awards assumed in connection with the merger	5,120
To record the DivX warrants assumed	514
To eliminate DivX’s historical shareholders’ equity	(187,593)
Total	$22,126

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

(O)
The following table summarizes the pro forma adjustments relating to deferred taxes. The estimated tax rate applied represents the estimated weighted average statutory tax rates of the jurisdictions in which the respective deferred tax asset or liability is expected to be settled.

	Estimated Fair Value Adjustment	Deferred Tax Asset Current	Deferred Tax Liability Current	Deferred Tax Asset Non-Current	Deferred Tax Liability Non-current
Pro forma adjustments related to:
Fair value adjustment to accounts receivable	$44,628	$—	$(17,391)	—	—
Fair value adjustment to fixed assets	(220)	—	—	86	—
Fair value adjustment long-term Investments	(263)	—	—	103	—
Fair value adjustment to long-term receivable	10,210	—	—	—	(3,987)
Fair value adjustment to other assets	(290)	—	—	114	—
Decrease in prepaid expense	(1,273)	500	—	—	—
Decrease in other assets	(2,824)	—	—	1,109	—
Increase in acquired intangibles	77,906	—	—	—	(29,519)
Decrease in current portion of deferred revenue	3,744	—	(1,424)	—	—
Decrease in long-term portion of deferred revenue	757	—	—	—	(295)
Adjustment to tax basis goodwill	(945)	—	(371)	—	—
Deductible transaction costs for tax purposes	541	212	—	—	—
Deductible compensation costs for tax purposes	2,014	790	—	—	—
Rate differential for US versus foreign tax adjustments	—	—	(171)	—	(1,082)

Deferred tax adjustments		1,502	(19,357)	1,412	(34,883)
DivX deferred tax balances before acquisition		1,025	—	13,014	(1,704)
Tax rate adjustment from DivX ETR to ETR		—	(11)	904

Deferred tax balances before valuation allowance		2,527	(19,368)	15,330	(36,587)
Valuation allowance adjustment		(2,527)	18,815	(15,330)	31,375

Total deferred tax adjustment		$—	$(553)	$—	$(5,212)

Pro Forma Deferred Tax Adjustment		$(1,025)	$(553)	$(13,014)	$(3,508)

The pro forma adjustments reflect net deferred tax liabilities of approximately $50.4 million related to basis differences resulting from the acquisition of DivX. As a result, the adjustments reflect a release of a portion of Sonic’s valuation allowance amounting to approximately $32.3 million. The release of the valuation allowance relates directly to the transaction; however, because of the material nonrecurring nature of this benefit, it is not reflected in the unaudited pro forma condensed combined statement of operations presented herein.

(P)
As discussed in Note 2, as of June 30, 2010 both Sonic and DivX expected to incur substantial additional integration and merger related costs. The following table summarizes the adjustments necessary to the unaudited pro forma condensed combined balance sheet using the high-end of the range of aggregate payments (in thousands):

Pro forma adjustments to unaudited condensed combined balance sheet at June 30, 2010:

Sonic:
Integration and merger related costs expected to be incurred	3,356

DivX:
Integration and merger related costs expected to be incurred	5,334

8,690
Less integration and merger related costs previously recorded by Sonic and DivX as of June 30, 2010	2,800

$5,890

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

The $5.9 million in merger and integration related costs expected to be incurred was recorded in the unaudited pro forma condensed combined balance sheet at June 30, 2010 as accrued expenses and other current liabilities. Of this amount, $4.2 million related to DivX’s portion of such costs and was recorded as an increase to goodwill and $1.7 million related to Sonics’s portion of such costs and was recorded as a reduction to retained earnings in the unaudited pro forma condensed combined balance sheet at June 30, 2010. These merger and integration costs relate directly to the transaction; however, because of the material nonrecurring nature of these costs, they are not included in the unaudited pro forma condensed combined statements of operations, presented herein.

(Q)
To eliminate transactions between Sonic and DivX for the historical periods presented (related balance sheet amounts included in the unaudited pro forma condensed combined balance sheet were nominal). These transactions related to the licensing of technology from DivX to Sonic. The adjustment includes a reduction to revenue, partially offset by a reduction in cost of revenue.

(R)
To record the estimated share-based compensation expense related to the unvested portion of DivX stock awards assumed in connection with the merger using the straight-line amortization method over the remaining vesting periods (in thousands).

	Three Months Ended June 30, 2010
	DivX Historical Share-Based Compensation	Share-Based Compensation Expense Based Upon Estimated Fair Values	Decrease in Share-Based Compensation Expense
Sales and marketing	$753	$327	$426
Research and development	601	260	341
General and administrative	1,328	576	752

Total share-based compensation	$2,682	$1,163	$1,519

	Year Ended March 31, 2010
	DivX Historical Share-Based Compensation	Share-Based Compensation Expense Based Upon Estimated Fair Values	Decrease in Share-Based Compensation Expense
Sales and marketing	$2,741	$1,836	$905
Research and development	2,230	1,494	736
General and administrative	4,519	3,028	1,491

Total share-based compensation	$9,490	$6,358	$3,132

Sonic is assuming previously granted, in-the-money awards granted under DivX’s equity plans to employees continuing with the combined company after the merger.

(S)
To eliminate merger related costs previously expensed in the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2010. There were no such costs incurred by either company in the unaudited condensed combined statement of operations for the year ended March 31, 2010.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(Continued)

(T)
To record the pro forma income tax impact at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Sonic and DivX filed consolidated income tax returns during the periods presented (dollars in thousands).

	Three Months Ended June 30, 2010	Year Ended March 31, 2010
Total pro forma adjustments recorded to decrease income before provision for income taxes in the unaudited pro forma condensed combined statements of operations	$1,199	$(6,407)
Estimated provision for income taxes rates applicable to pro forma adjustments	39.25%	39.25%

Pro forma provision for income taxes adjustment	$471	$(2,515)

6. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the historical weighted average number of common shares outstanding, including the equivalent Sonic common stock exchanged and are adjusted for additional stock options assumed from the DivX stock option plans pursuant to the treasury stock method as if those stock options had been assumed at the acquisition date as of the beginning of each period presented without consideration for any subsequent stock option activity such as exercises, forfeitures and cancellations. The following table reflects the weighted average common shares outstanding (in thousands, except per share data):

	Three Months Ended June 30, 2010	Year Ended March 31, 2010
Numerator:
Net loss for basic calculation	$(3,161)	$(2,286)

Denominator:
Basic weighted average number of common shares outstanding(1)	47,654	44,608
Diluted weighted average number of common shares outstanding(2)	47,654	44,608

Basic and diluted net loss per share	$(0.07)	$(0.05)

(1)	Weighted average number of common shares outstanding excludes unvested stock options, restricted stock units, and warrants.
(2)
Potentially dilutive securities are excluded from the computation of diluted net loss per share for the three months ended June 30, 2010 and for the year ended March 31, 2010 because their effect would have been anti-dilutive.